Exhibit 99.1

News Release

General Inquiries: (713) 783-8000
www.sanchezenergycorp.com

Sanchez Energy Corporation Completes Spring 2018
Redetermination; Announces 15% Borrowing Base Increase

HOUSTON—(GLOBE NEWSWIRE)—May 14, 2018—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) today announced that lenders to the Company’s subsidiary-level (“UnSub”) revolving credit facility have unanimously approved a 15 percent increase in the borrowing base from $330 million to $380 million.  Additionally, the lending group approved a 75 basis point decrease in the credit spread used to determine the cost of borrowings, more flexible hedging terms, and other positive modifications. The current outstanding principal balance under the UnSub revolving credit facility is approximately $168 million.

“We would like to thank the 16 lenders in the UnSub bank group for their strong and continuing support,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “In our view, the 15 percent increase in the UnSub borrowing base reflects the high-quality asset base at Comanche and the early value we have created through our development program.”

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where the Company has assembled approximately 285,000 net acres.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Director, Capital Markets & Investor Relations

(713) 756-2797